Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261578

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated December 23, 2021)

Local Bounti Corporation

Up to 71,975,761 Shares of Common Stock

Up to 11,539,216 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 5,333,333 Warrants

This prospectus supplement supplements the prospectus dated December 23, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261578). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 7, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 83,514,977 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which consists of up to (i) 15,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements entered into on June 17, 2021 and November 4, 2021, (ii) 5,333,333 shares of Common Stock that are issuable by us upon the exercise of 5,333,333 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the initial public offering (the “IPO”) of Leo Holdings III Corp (our predecessor company), at an exercise price of $11.50 per share of Common Stock; (iii) 5,500,000 shares of Common Stock that are issuable by us upon the exercise of 5,500,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Stock that were previously registered (the “Public Warrants”); (iv) 705,883 shares of Common Stock that are issuable by us upon the exercise of 705,883 warrants assumed in connection with the closing of the Business Combination (as defined in the Prospectus) held by a commercial partner; (v) 56,734,761 shares of Common Stock issued upon consummation of our business combination pursuant to the Business Combination Agreement (as defined in the Prospectus) and held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; (vi) 241,000 shares of Common Stock issued to satisfy fees related to the Business Combination; and (B) 5,333,333 Private Warrants.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively. On April 7, 2022, the closing price of our Common Stock was $8.25 and the closing price for our Public Warrants was $1.87.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2022

LOCAL BOUNTI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40125	98-1584830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 W Main St.

Hamilton, MT 59840

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800)640-4016

490 Foley Lane

Hamilton, MT 59840

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition

As previously disclosed, on March 14, 2022, Local Bounti Corporation (the “Company”) entered into (a) a Purchase and Sale Agreement (the “SPA”) by and among (i) the Hollandia Produce Group, Inc. Employee Stock Ownership Trust (the “Share Seller”), (ii) Mosaic Capital Investors I, LP, a Delaware limited partnership (“Mosaic”), True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., a Delaware limited partnership (“TWC” and collectively with Mosaic and the Share Seller, the “Sellers” and each individually, a “Seller”), (iii) Mosaic Capital Investors LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as Sellers’ Representative, (iv) Hollandia Produce Group, Inc., a California corporation (the “Target” or “Pete’s”), (v) Local Bounti Operating Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Purchaser”), and (vi) the Company, pursuant to which Purchaser will acquire all of the issued and outstanding shares of capital stock and rights to acquire capital stock of the Target at the closing of the transactions contemplated by the SPA, the Georgia UPA (as defined below) and the Georgia Corporation SPA (as defined below) (the “Closing”), (b) a Unit Purchase Agreement (the “Georgia UPA”) by and among the Company, Purchaser and each of the holders of Class B Common Units of the Georgia Company (each, a “Georgia Share Seller”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding Class B Common Units of Hollandia Produce GA, LLC, a Delaware limited liability company, and a majority-owned subsidiary of the Target (the “Georgia Company”), and (c) a Stock Purchase Agreement (the “Georgia Corporation SPA,” and collectively with the Georgia UPA and the SPA, the “Purchase Agreements”) by and among the Company, Purchaser, Mosaic and TWC (Mosaic and TWC, together with the Sellers and the Georgia Share Sellers, the “Selling Parties”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding shares of capital stock of Hollandia Produce GA Investor Corporation, a Delaware corporation (the “Georgia Corporation”), holding all of the issued and outstanding Series A Preferred Units of the Georgia Company. The Closing occurred on April 4, 2022.

On April 4, 2022, pursuant to the Purchase Agreements, the Company (through Purchaser) acquired all of the equity interests and rights to acquire equity interests of the Target and its subsidiaries, including the minority interest in the Georgia Company not owned by the Target, from the Selling Parties (collectively, the “Transaction”). The total consideration paid at the Closing to the Selling Parties in connection with the Purchase Agreements was approximately $122.5 million (subject to certain adjustments as set forth in the Purchase Agreements) consisting of a mix of cash and the Company’s common stock, par value $0.0001 (the “Common Stock”), which was comprised of approximately (i) $92.5 million in cash consideration (subject to certain adjustments as set forth in the Purchase Agreements) (the “Cash Consideration”) and (ii) 5,654,600 shares of Common Stock (the “Equity Consideration”), based on $30 million divided by a volume weighted average price of the Common Stock over the 20 consecutive trading days ending on and including February 28, 2022.

Also on April 4, 2022, in connection with the closing of the Transaction, the Target also completed the transactions contemplated by that certain purchase and sale agreement with STORE Master Funding XVIII, LLC (“STORE”) to acquire all of the properties previously leased by Pete’s pursuant to certain sale-leaseback agreements between the Target and STORE for an aggregate purchase price of approximately $25.8 million which was paid by Purchaser in connection with the Closing (the “Property Acquisition”), but not included in the total consideration set forth above.

The Company has agreed to register the Equity Consideration for resale within sixty days of the expiration of the lock-up on May 18, 2022 (see below) pursuant to a registration rights agreement that the Company has entered into with the Selling Parties (collectively, the “Registration Rights Agreement”). The Registration Rights Agreement became effective at the Closing. The Registration Rights Agreement provides that the Common Stock issued to the Selling Parties at the Closing is subject to lock-up until May 18, 2022, subject to certain Permitted Transfers (as defined in the Registration Rights Agreement).

The foregoing description of each of the Purchase Agreements and the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the applicable Purchase Agreement and the Registration Rights Agreement, as applicable, copies of which are attached hereto as Exhibits 2.1, 2.2, 2.3 and 10.1, respectively, and incorporated herein by reference.

Cargill Facility Amendment

In September 2021, Purchaser, along with certain other subsidiaries of the Company, and Cargill Financial Services International, Inc. (“CFSI”) entered into (a) a credit agreement (the “Original Senior Credit Agreement”) for an up to $150 million multiple-advance term loan (the “Senior Facility”) and (b) a subordinated credit agreement (the “Original Subordinated Credit Agreement” and, together with the Original Senior Credit Agreement, the “Original Credit Agreements”) for an up to $50 million multiple-advance subordinated term loan (the “Subordinated Facility” and, together with the Senior Facility, the “Original Facilities”). On March 14, 2022, Local Bounti and Purchaser, along with certain subsidiaries of the Company, entered into a First Amendment to Credit Agreements and Subordination Agreement (the “Amendment”) to amend the Original Credit Agreements and the Original Facilities (as amended, the “Amended Facilities”).

At the Closing on April 4, 2022, (a) the Transaction was funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million, which is anticipated to be the amount necessary to fund the Transaction, the Property Acquisition, the updating of the facilities to be acquired in the Transaction with the Company’s Stack and Flow TechnologyTM and certain expansion at one Pete’s facility, (c) the minimum liquidity covenant was reduced from $30 million to $20 million and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee to CFSI and (ii) issued 1,932,931 shares of Common Stock to CFSI (the “CFSI Equity”).

The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information required by this Item 3.02 and included in Item 2.01 is incorporated into this Item 3.02 by reference.

The Company sold the Equity Consideration in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the Selling Parties in the Purchase Agreements and accredited investor questionnaires completed by each of the Selling Parties.

The Company sold the CFSI Equity in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Appointment of President

Following the Closing, effective April 4, 2022, the Company announced that Brian Cook has been named President of the Company, reporting to co-Chief Executive Officers Craig Hurlbert and Travis Joyner.

Mr. Cook, 43, previously served as Chief Executive Officer of Pete’s, a leading produce company specializing in hydroponic greenhouse-grown lettuce and cress, from November 2017 to April 2022, when Local Bounti acquired

Pete’s. Mr. Cook also served as Vice President of Sales of Hollandia Produce from February 2016 to November 2017. Prior to joining Hollandia Produce, Mr. Cook served in various sales roles at several produce and retail advertising companies. Mr. Cook currently serves as a Member of the Fresh Produce & Floral Council Board and the Ventura College Agriculture Advisory Board.

In connection with Mr. Cook’s appointment as President, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Cook that provides for the following benefits, among other provisions:

•	an annual base salary of $400,000;

•	restricted stock units underlying 500,000 shares of Common Stock, vesting over four years (the “Inducement Grant”); and

•

a payment equal to six months base salary and COBRA coverage for up to six months if Mr. Cook resigns for good reason (as defined in the Employment Agreement) or the Company terminates Mr. Cook’s employment without cause (as defined in the Employment Agreement), or, if such resignation or termination occurs within 12 months following a change in control (as defined in the Employment Agreement), a payment equal to 12 months base salary, COBRA coverage for up to 12 months, the vesting of all of Mr. Cook’s equity awards at the time of the change in control.

Mr. Cook also entered into the Company’s standard agreements with the Company providing for (1) confidentiality and non-disparagement obligations applicable during Mr. Cook’s term and following the termination thereof for any reason, (2) a standard intellectual property assignment provision, and (3) a non-solicitation provision applicable during Mr. Cook’s term and during the one year period following the termination thereof for any reason.

Mr. Cook will also be eligible to participate in the Company’s equity incentive plans and long-term incentive plans and other benefits available to the Company’s executive officers. In addition, the Company entered into an indemnification agreement with Mr. Cook on terms substantially similar to the terms of the form of indemnification agreement filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 24, 2021.

There is no arrangement or understanding between Mr. Cook and any other person pursuant to which Mr. Cook was appointed as President. Mr. Cook does not have any family relationships with any director or other executive officer of the Company. In accordance with the requirements of Item 404(a) of Regulation S-K promulgated under the Securities Act, in connection with the Transaction, Mr. Cook received $1,082,252 in cash and 124,735 shares of Common Stock in consideration as a Selling Party.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On April 5, 2022, the Company also issued a press release regarding the closing of the Transaction (the “Closing Press Release”). A copy of the Closing Press Release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information included in this Item 7.01 and in the Closing Press Release attached hereto as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such document.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K and the documents incorporated by reference herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will” and other similar words or expressions. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of the Company. The forward-looking statements in this Current Report on Form 8-K address a variety of subjects including, for example, the business prospects of the Company following the Transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the effects of disruption to Local Bounti’s businesses as a result of the Transaction; the impact of transaction costs on Local Bounti’s interim 2022 and full year 2022 financial results; Local Bounti’s ability to retain Pete’s customers following the consummation of the Transaction; Local Bounti’s ability to achieve the anticipated benefits from the Transaction; the uncertainty of water supply (and related uncertainty for certain water rights) for Pete’s facilities located in California; Local Bounti’s ability to effectively integrate the acquired operations into its own operations; the ability of Local Bounti to retain and hire key personnel; the uncertainty of projected financial information; the diversion of management time on Transaction-related issues; Local Bounti’s increased leverage as a result of additional indebtedness incurred in connection with the Transaction; restrictions contained in Local Bounti’s debt facility agreements with Cargill; Local Bounti’s ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; and unknown liabilities that may be assumed in the Transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to the Company’s overall business, including Local Bounti’s ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; Local Bounti’s ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti’s ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti’s CEA facilities; Local Bounti’s ability to attract and retain qualified employees; Local Bounti ability to develop and maintain its brand or brands it may acquire; Local Bounti’s ability to maintain its company culture or focus on its vision as it grows; Local Bounti’s ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti’s ability to compete successfully in the highly competitive natural food market; Local Bounti’s ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti’s ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under “Risk Factors” and “Forward-Looking Statements” in Local Bounti’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the SEC) on March 30, 2022, as supplemented by subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As permitted under this item, the Company will file the historical financial statements required to be filed by this item by amendment to this Current Report on Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

As permitted under this item, the Company will file the pro forma financial information required to be filed by this item by amendment to this Current Report on Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1†	Purchase and Sale Agreement, dated as of March 14, 2022, by and among Local Bounti Corporation and (i) the Hollandia Produce Group, Inc. Employee Stock Ownership Trust, (ii) Mosaic Capital Investors I, LP, True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., (iii) Mosaic Capital Investors LLC, solely in its capacity as Sellers’ Representative, (iv) Hollandia Produce Group, Inc., and (v) Local Bounti Operating Company LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

2.2†	Unit Purchase Agreement, dated as of March 14, 2022, by and among Local Bounti Corporation, Local Bounti Operating Company LLC, and each of the holders of Class B Common Units of Hollandia Produce GA, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

2.3†	Stock Purchase Agreement, dated as of March 14, 2022, by and among Local Bounti Corporation, Local Bounti Operating Company LLC, Mosaic Capital Investors I, LP, and True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P. (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

10.1	Registration Rights Agreement, dated March 14, 2022, by and among Local Bounti Corporation and certain other parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

10.2†	First Amendment to Credit Agreements and Subordination Agreement, dated as of March 14, 2022, by and among Local Bounti Operating Company LLC, Local Bounti Corporation and Cargill Financial Services International, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

99.1	Closing Press Release dated April 5, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

†

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2022	Local Bounti Corporation

	By:	/s/ Kathleen Valiasek
	Name:	Kathleen Valiasek
	Title:	Chief Financial Officer

Exhibit 99.1

Local Bounti® Closes Acquisition of Pete’s®

HAMILTON, Mont., April 5, 2022 – Local Bounti Corporation (NYSE: LOCL, LOCL WS) (“Local Bounti®” or the “Company”), a breakthrough U.S. indoor agriculture company combining the best aspects of vertical and greenhouse growing technologies, today announced the successful completion of its acquisition of California-based complementary indoor farming company Hollandia Produce Group, Inc., which operates under the name Pete’s®, effective April 4, 2022.

“The combination of Pete’s operational scale and retail distribution footprint with our market-leading unit-level economics creates immediate value for our employees, customers, partners, and shareholders,” said Craig Hurlbert, Co-CEO of Local Bounti. “This acquisition is immediately accretive and opens the door for further margin expansion as we implement our proprietary Stack & Flow Technology™ into Pete’s facilities and unlock additional operational synergies. Combined, this platform is well-positioned to take on the rapidly expanding controlled environment agriculture produce market, which is expected to reach $30 billion in the U.S. by 2025, and generate accelerated returns on invested capital. We welcome all of Pete’s 130 employees to the Local Bounti family and look forward to a seamless integration process.”

Magda Overgaag, Co-Founder, Matriarch of Hollandia Produce Group, Inc. and Mother of Pete, stated, “The closing of the transaction with Local Bounti marks yet another important milestone for my family and our long history within the CEA industry that began over 100 years ago when my father and my husband’s father began growing under glass in the Netherlands. We immigrated our family to California in 1968 and have been driving innovation in growing techniques across a variety of crops ever since. Today, Pete’s represents a trusted brand that delivers the highest quality living lettuce varieties in the industry. We couldn’t be more excited with this transaction, which ensures that our family’s legacy will live on and be a formidable force in the CEA industry for generations to come.”

Local Bounti funded the purchase price of $122.5 million, with a combination of $92.5 million in cash provided pursuant to Local Bounti’s lending facility with Cargill, and $30.0 million of consideration payable in shares of Local Bounti common stock. In conjunction with the closing, Local Bounti also announced the appointment of Brian Cook to the position of President at Local Bounti, who will report to co-CEOs Craig Hurlbert and Travis Joyner. Mr. Cook previously served as President of Pete’s from November 2017 until its acquisition by Local Bounti.

About Local Bounti®

Local Bounti is a premier controlled environment agriculture (CEA) company redefining conversion efficiency and environmental, social and governance (ESG) standards for indoor agriculture. Local Bounti operates an advanced indoor growing facility in Hamilton, Montana, within a few hours’ drive of its retail and food service partners. Reaching retail shelves in record time post-harvest, Local Bounti produce is superior in taste and quality compared to traditional field-grown greens. Local Bounti’s USDA Harmonized Good Agricultural Practices (GAP Plus+) and non-genetically modified organisms (GMO) produce is sustainably grown using proprietary technology 365 days a year, free of pesticides and herbicides, and using 90% less land and 90% less water than conventional outdoor farming methods. With a mission to ‘bring our farm to your kitchen in the fewest food miles possible,’ Local Bounti is disrupting the cultivation and delivery of produce. Local Bounti is also committed to making meaningful connections and giving back to each of the communities it serves. To find out more, visit localbounti.com or follow the company on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will” and other similar words or expressions. Forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of the Company. The forward-looking statements in this press release address a variety of subjects including, for example, the business prospects of the Company following the transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the effects of disruption to Local Bounti’s businesses as a result of the transaction; the impact of transaction costs on Local Bounti’s interim 2022 and full year 2022 financial results; Local Bounti’s ability to retain Pete’s customers following the consummation of the transaction; Local Bounti’s ability to achieve the anticipated benefits from the transaction; the uncertainty of water supply (and related uncertainty for certain water rights) for Pete’s facilities located in California; Local Bounti’s ability to effectively integrate the acquired operations into its own operations; the ability of Local Bounti to retain and hire key personnel; the uncertainty of projected financial information; the diversion of management time on transaction-related issues; Local Bounti’s increased leverage as a result of additional indebtedness incurred in connection with the transaction; restrictions contained in Local Bounti’s debt facility agreements with Cargill; Local Bounti’s ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; and unknown liabilities that may be assumed in the transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to the Company’s overall business, including Local Bounti’s ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; Local Bounti’s ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti’s ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti’s CEA facilities; Local Bounti’s ability to attract and retain qualified employees; Local Bounti’s ability to develop and maintain its brand or brands it may acquire; Local Bounti’s ability to maintain its company culture or focus on its vision as it grows; Local Bounti’s ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti’s ability to compete successfully in the highly competitive natural food market; Local Bounti’s ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti’s ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under “Risk Factors” and “Forward-Looking Statements” in Local Bounti’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the SEC) on March 30, 2022, as supplemented by subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Kathleen Valiasek, Chief Financial Officer

Local Bounti

investors@localbounti.com